Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

DALLAS, TEXAS – Oct 7, 2010 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 6.1 billion revenue passenger miles (RPMs) in September 2010, a 5.1 percent increase from the 5.8 billion RPMs flown in September 2009.  Available seat miles (ASMs) increased 4.7 percent to 8.1 billion from the September 2009 level of 7.7 billion.  The load factor for the month was 75.0 percent, compared to 74.7 percent for the same period last year.  For September 2010, passenger revenue per ASM is estimated to have increased approximately eleven percent as compared to September 2009.
For the third quarter 2010, Southwest flew 20.7 billion RPMs, compared to the 19.7 billion RPMs flown for the same period in 2009, an increase of 4.9 percent.  Available seat miles increased 3.2 percent to 25.6 billion from the third quarter 2009 level of 24.8 billion.  The third quarter 2010 load factor was 80.9 percent, compared to 79.6 percent for the same period last year.
For the nine months ended September 30, 2010, Southwest flew 58.0 billion RPMs, compared to the 56.3 billion RPMs flown for the same period in 2009, an increase of 3.1 percent.  Available seat miles decreased 1.1 percent to 73.6 billion from the 2009 level of 74.5 billion.  The year-to-date load factor was 78.8 percent, compared to 75.6 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	SEPTEMBER

	2010	2009	CHANGE

Revenue passengers carried	6,929,811	6,778,713	2.2%

Enplaned passengers	8,309,821	7,950,437	4.5%

Revenue passenger miles (000)	6,064,311	5,771,993	5.1%

Available seat miles (000)	8,083,556	7,723,485	4.7%

Load factor	75.0%	74.7%	0.3.	pts

Average length of haul	875	851	2.8%

Trips flown	91,143	89,497	1.8%

	THIRD QUARTER

	2010	2009	CHANGE

Revenue passengers carried	22,871,775	22,375,590	2.2%

Enplaned passengers	27,814,896	26,396,360	5.4%

Revenue passenger miles (000)	20,673,082	19,706,579	4.9%

Available seat miles (000)	25,557,692	24,771,016	3.2%

Load factor	80.9%	79.6%	1.3	pts.

Average length of haul	904	881	2.6%

Trips flown	287,200	283,663	1.2%

	YEAR-TO-DATE

	2010	2009	CHANGE

Revenue passengers carried	65,732,032	64,811,451	1.4%

Enplaned passengers	79,063,561	75,951,788	4.1%

Revenue passenger miles (000)	58,041,024	56,281,687	3.1%

Available seat miles (000)	73,648,997	74,495,618	(1.1)%

Load factor	78.8%	75.6%	3.2	pts.

Average length of haul	883	868	1.7%

Trips flown	836,314	852,371	(1.9)%

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